MINING LEASE AND AGREEMENT

         THIS LEASE and Agreement (the "Agreement") , made this 25th day of September 2003 by and between Boundaries Capital, Inc.(hereinafter called "Boundaries") and SCOONOVER EXPLORATION., a Limited Liability Corporation (hereinafter called "Lessor")

WITNESSETH:

1.         Lessor represents that subject to the paramount title of the United States, he has the right and power to convey the unpatented and unpatented mining claims set forth on Exhibit A for the purposes of this Agreement; that each of the unpatented claims included in the Property has been validly located, filed and recorded in compliance with the laws of the State of Nevada and of the United States as they relate to location and recordation of such claims; that Lessor has timely complied with all of the filing provisions of the Federal Land Policy and Management Act (43 U.S.C. Section 1701, et seq.) as they pertain to the unpatented claims included within the Property and that said claims are valid and subsisting mining claims; that Lessor has performed assessment work upon said claims through the assessment year ended September 1, 2003, and has recorded and filed proof thereof, all of which work, recordings and filings have been completed in accordance with the applicable state and federal statutes pertaining to assessment work; that Lessor has fully and timely paid the holding fees, if any, required to maintain the unpatented mining claims to the date of this Agreement; that Lessor's rights in the Property are not subject to any prior agreement, encumbrance, burden or restriction created by any act or instrument of Lessor; that to the best of Lessor's knowledge, the Property is free from liens and encumbrances and other adverse claims by third parties; and that the Property is not burdened with any royalties, overriding royalties, net profits interests or payments on production.

2.         Lessor hereby grants, lets and leases exclusively to Boundaries the Property, for the term hereof, together with all ores and minerals of every kind, except oil and gas, in, on or under the Property, with the exclusive right to prospect and explore for, mine by any method now known or hereafter discovered (including, but not limited to, underground, open pit, in-situ and solution methods), process by any method know known or hereafter discovered, mill, prepare for market, store, sell and dispose of the same; and together with all such rights-of-way, easements, water and water rights, geothermal water and geothermal resources, of every kind and nature, through, over, on or appertaining to the Property, and the right to erect, maintain and operate thereon and therein, buildings, structures, machinery and equipment, and the right to use, occupy and disturb so much of the surface of the Property as Boundaries may determine to be useful, desirable or convenient for the exercise by Boundaries of any and all of its rights hereunder, and the right in its sole discretion to exercise any rights or options of Lessor with respect to the Property or any portion thereof under any law or regulation hereafter enacted, including but not limited to the right to convert any or all of the unpatented claims included in the Property and the other rights described in Section 6 herein. In the event Lessor acquires any additional rights, titles or interests in the Property after the execution of this Agreement, all such additional rights, titles and interests shall be subject to this Agreement.

3.                                           If Lessor's title is less than as stated in Section 1 hereof or is subject to a superior adverse interest, all payments, including Advance Royalty and Production Royalty payments, without limitation, to be made to Lessor hereunder shall be reduced to the same proportion thereof as the undivided interest in the Property solely owned by Lessor bears to the entire interest in the Property.

            4.       Boundaries shall have sole discretion to determine the extent of its work, if any, on the Property and the time or times for beginning, continuing or resuming such work thereon.  All activities carried out by Boundaries under this Agreement shall conform to the laws and regulations of the State of Nevada and the United States.

            5.         Boundaries shall indemnify and hold harmless Lessor from all liability, including attorneys fees and costs, arising out of Boundaries’ exploration and other activities hereunder, including but not limited to environmental and reclamation liabilities under existing and future laws and regulations.  The indemnity set forth herein shall survive termination or expiration of this Agreement.

            6.         Lessor shall indemnify and hold harmless Boundaries, its officers, directors, shareholders, employees and affiliates from any and all claims, demands and liabilities whatsoever arising from or in connection with Lessor's operations or activities upon the Property which were conducted prior to the date of this Agreement, including, without limitation, surface and underground disturbances (including, but not limited to, underground workings, waste dumps, tailings, roads, drill holes and drill pads) and reclamation obligations.  The indemnity set forth herein shall survive termination or expiration of this Agreement.

            7.         The term of this Agreement shall begin with the date hereof and shall continue to and until the tenth anniversary of the first advance royalty payment and so long thereafter as minerals are mined, produced or sold from the Property, but subject to earlier termination as provided in this Agreement.  After termination of this Agreement, Boundaries shall have the right of ingress and egress from the Property and the right to complete such reclamation and restoration of the Property and to make such inspections as may be required by law, for so long after termination of this Agreement as is necessary to complete all such reclamation, restoration and inspections.

8.         Unless and until this Agreement is sooner terminated, Boundaries shall pay Lessor Advance Royalty payments in accordance with the following schedule:

            Advance Royalty Payment                                  Payable on or before

$10,000 US	within seven days of executing formal lease agreement
$20,000 US	within one year of executing formal lease agreement (year one lease payment)
$32,000 US	within two years of executing formal lease agreement (year two lease payments)
$46,000 US	within three years of executing formal lease agreement (year three lease payments)
$65,000 US	within four years of executing formal lease agreement (year four lease payments)
$95,000 US	within five years of executing formal lease agreement (year five lease payments)
$95,000 US	within six years of executing formal lease agreement (year six lease payments)
$95,000 US	within seven years of executing formal lease agreement (year seven lease payments)
$95,000 US	within eight years of executing formal lease agreement (year eight lease payments)
$95,000 US	within nine years of executing formal lease agreement (year nine lease payments)
$95,000 US	within ten years of executing formal lease agreement (year ten lease payments)

All Advance Royalty payments payable to Lessor pursuant to this paragraph shall be credited to and recoverable from Production Royalty payments payable by Boundaries to Lessor.  Said right of recovery shall apply to the first such Production Royalty payments accruing and shall continue thereafter until Boundaries has recovered the full amount of previously paid Advance Royalty payments.  All Advance Royalty payments accruing subsequent to the first Production Royalty payment shall be recovered and deducted in a like manner from Production Royalty payments thereafter accruing.

            9.         Boundaries shall pay to Lessor a Production Royalty of two to four percent (2-4%) of net smelter returns as shown on the attached Exhibit B.  Net smelter returns shall be calculated for each calendar quarter in which net smelter returns are realized, and such royalty payments as are due Lessor hereunder shall be made within thirty (30) days following the end of the calendar quarter in which the net smelter returns were realized.  A statement summarizing the computation of net smelter returns shall accompany such payments.

            10.        Quarterly royalty payments will be provisional and subject to adjustment at the end of Boundaries’ accounting year.  If Lessor makes no written objection to the correctness of a royalty payment or its accompanying statement within two years from the date of such payment, such statement shall be conclusively deemed to be correct and such royalty payment sufficient and complete, and no exception or claim for adjustment shall thereafter be permitted.

            11.        The term "net smelter returns" as used herein shall mean the net proceeds received by Boundaries from the sale of minerals from the Property after deductions for all of the following:

(i)         Custom smelting costs, treatment charges and penalties including, but without being limited to, metal losses, penalties for impurities and charges or deductions for refining, selling, and transportation from smelter to refinery and from refinery to market; provided, however, in the case of leaching operations, all processing and recovery costs incurred by Boundaries beyond the point at which the metal being treated is in solution shall be considered as treatment charges (it being agreed and understood, however, that such processing and recovery costs shall not include the cost of mining, crushing, dump preparation, distribution of leach solutions or other mining and preparation costs up to the point at which the metal goes into solution) ;

(ii)         Cost of transporting mineral product from the concentrator to a smelter or other place of treatment; and

(iii)         Production taxes, severance taxes and sales, privilege and other taxes measured by production or the value of production.

All payments and royalties payable hereunder may be made by Boundaries’ check, and delivery thereof shall be deemed completed on the mailing thereof to Lessor.

12.        If required by state or federal law, Boundaries shall perform annual labor or assessment work for the benefit of the Property, pay any maintenance, rental, holding fee or other payment required to maintain the Property, or both, for every assessment year thereafter in which Boundaries continues this Agreement beyond August lst of the assessment year.  If any such law permits the performance of assessment work or annual labor in lieu of making all or a portion of any such payment, Boundaries shall determine whether to make such payment, perform such work or labor, or both.  If required by state or federal law, Boundaries shall pay any location fee or payment required to relocate any unpatented mining claim or mill site included in the Property that Boundaries determines under Section 7 should be relocated.  For each assessment year in which Boundaries performs annual labor or assessment work or makes any such payment, it shall record or file any affidavit or statement of such compliance required by federal or state law.

            13.        Boundaries shall have the benefit of all laws now or hereafter enacted which relate to annual labor or assessment work or any payment required by this Section, including any laws extending the time within which to comply with such requirements, suspending such requirements, or exempting the Property from such requirements, so that Boundaries’ obligations under this Section are limited to compliance with state and federal laws regarding such requirements in effect from time to time during the term of this Agreement.  Boundaries shall be relieved of its work or labor obligations under this Section for any period in which Boundaries’ access to the Property is impeded by access force majeure under Section 28.

14.        Upon request, Lessor shall make available such abstracts of title and other title records pertaining to the Property which he may have to aid Boundaries in any title searching it may wish to undertake.  Boundaries may, but shall have no obligation to, investigate and cure as it sees fit any defects in title to the Property which Lessor fails to remedy after notice by Boundaries. Lessor shall cooperate fully with Boundaries in the curing of any such title defect, and Boundaries shall reimburse Lessor for Lessor's actual expenses resulting from its cooperation in this effort.  All expenses incurred by Boundaries in this effort or incurred by Lessor and reimbursed by Boundaries shall be taken as a credit by Boundaries against any production royalties payable hereunder to Lessor.

            15.        Boundaries may, but shall have no obligation to, investigate and cure as it sees fit any defects in the title, location, recordation or filing of the unpatented mining claims comprising the Property, and Lessor shall cooperate fully with the curing of said deficiencies at the expense of Boundaries.  Additionally, Lessor authorizes Boundaries, at its discretion, to relocate, amend, restake, refile and rerecord any particular mining claim or claims in the Property or documents associated therewith.  Where required for restaking or relocation, Lessor shall execute notices of abandonment of mining claims, and, in turn, Boundaries agrees that any relocation, restaking or location of fractions within the perimeter of the claim block shall be accomplished in Lessor's name.

            16.       Lessor shall apply for a patent for any of the unpatented mining claims upon the request of Boundaries.  All expenses authorized by Boundaries in connection with prosecuting patent proceedings shall be borne by Boundaries; and the rights of Boundaries under this Agreement shall extend to any patented mining claims Lessor receives by virtue of such patent proceedings, and to any amended location and relocation of the unpatented claims.

            17.        Boundaries and Lessor recognize that legislation to amend the mining laws of the United States or the state of Nevada may be enacted during the term of this Agreement and that any such legislation, if enacted, will likely contain provisions affecting Lessors or holders of existing unpatented mining claims, including but not limited to provisions (i) permitting or requiring conversion of existing unpatented claims to a new type of mining claim or interest, (ii) permitting or requiring Lessor’s or holders of existing mining claims to comply with some or all of the requirements of such amended mining laws, or (iii) permitting or requiring Lessor’s or holders of existing mining claims to commence patent proceedings within a specified period of time ("Claim Holder Rights").  For all purposes of this Agreement, Lessor grants to Boundaries all Claim Holder Rights now or hereafter vested in Lessor, whether contained in federal legislation, regulations promulgated thereunder or similar state laws or regulations, together with Lessor's rights to enforce any existing rights to the Property or any Claim Holder Rights against any third party, or to litigate or contest any such existing rights or Claim Holder Rights before any court or administrative agency.  Boundaries may, but shall have no obligation to, exercise such rights as to any, all or none of the mining claims included in the Property, at any time and from time to time, in Boundaries’ sole discretion. Lessor shall cooperate in Boundaries ‘exercise of such rights, including without limitation by executing required forms or documents, participating in any action or proceeding relating to such rights or allowing any such action or proceeding to be taken or prosecuted in Lessor's name.

            18.        If the United States or any third party attacks the validity of the mining claims included in the Property, Boundaries may, but shall have no obligation to, defend their validity.

            19.        Without limiting the generality of the rights granted in Section 2 above, Lessor hereby grants Boundaries the right to mine or remove from the Property, any ores, waste, water or other materials existing therein or thereon, through or by means of shafts or openings which may be sunk or made upon adjoining or nearby property controlled by Boundaries, and may stockpile any ores, waste or other materials and/or concentrated products of ores or materials from the Property upon stockpile grounds situated upon any such adjoining or nearby property; and Boundaries may use the Property and any part thereof and any shafts, openings, and stockpile grounds, sunk or made thereon for the mining, removal and/or stockpiling of any ores, waste, water and other materials and/or concentrated products of ores or materials from any such adjoining or nearby property, or for any purpose or purposes connected therewith, not, however, permanently preventing the mining or removal of ore from the Property.

            20.        Boundaries may commingle ore from the Property with ore from other properties, either before or after concentration or beneficiation, so long as the data to determine the weight and assay, both of the ore removed from the Property and of other ores to be commingled, are obtained by Boundaries.  Boundaries shall use that weight and assay data to allocate the royalties from the commingled ore between the Property and other properties from which the other commingled ore was removed.  All such weight, assay and allocation calculations by Boundaries shall be done in a manner recognized by the mining industry as practical and sufficient.

21.     Boundaries’ records of all mining operations on the Property pertinent to computation of royalties shall be available for Lessor's inspection upon reasonable advance notice and during normal business hours, but no more than once each quarter.  Lessor may enter the mine workings and structures on the Property at all reasonable times upon reasonable advance notice for inspection thereof, but Lessor shall so enter at his own risk and shall indemnify and hold Boundaries harmless against and from any damage, loss or liability by reason of injury to Lessor or his agents or representatives or damage to or destruction of any property of Lessor or said agents or representatives while on the Property on or in said mine workings and structures.

22.     Boundaries shall pay all taxes assessed against any personal property, which it may place on the Property and shall pay any taxes or increase in taxes assessed against the Property due to its operations thereon.  Lessor shall provide promptly to Boundaries copies of all documents relating to such taxes or increase in taxes.  Boundaries may take such action, at its expense, as it deems proper to obtain a reduction or refund of taxes paid or payable by it, and Lessor shall cooperate in such action, including but not limited to allowing such action to be taken and prosecuted in Lessor's name.  Lessor shall pay all other taxes assessed against the Property, including all taxes assessed or payable at the time of the execution of this Agreement.

23.     Boundaries shall keep the Property free of all liens for labor or materials furnished to it in its operations hereunder and shall indemnify and save harmless Lessor against and from any damage, loss or liability by reason of injury to person or damage to property as the result of its operations hereunder, except as provided in Section 9 above.  Boundaries may, but shall have no obligation to, contest the validity of any lien of the Property at its expense, and Lessor shall cooperate in such contest, including but not limited to allowing such contest to be taken and prosecuted in Lessor's name, and any such lien shall not be deemed a default unless finally adjudicated to be valid and not discharged by Boundaries.

          24.        Lessor shall not cause or allow any liens, encumbrances or adverse claims to accrue against the Property, except such as may have been expressly subordinated to this Agreement; and in the event any lien or encumbrance shall hereafter accrue against the Property by act or neglect of Lessor, then Boundaries may, at Boundaries’ option, pay and discharge the same, and if Boundaries elects so to do, Boundaries may deduct the amount so paid from any Advance Royalty or Production Royalties or other payments hereunder, together with interest thereon from the date of payment of said sums at the weighted average of prime rates throughout the year (as established by the Bank of America) subject to the application of any Nevada usury statute.

25.        Boundaries shall have the right at any time to terminate this Agreement.  Upon termination of this Agreement by Boundaries, all payments theretofore made to Lessor shall be retained by Lessor and all liabilities and obligations of Boundaries to Lessor not then due or accrued shall cease and terminate, except any liabilities or obligations arising prior to the termination of this section.

            26.        Upon termination of this Agreement Boundaries shall furnish Lessor with a complete summary of the factual information obtained as a result of work done by Boundaries on the Property including, but not limited to, logs of all holes drilled thereon, ore values encountered, if any, analyses thereof and pertinent maps and surveys prepared by Boundaries in the course of such work.  Boundaries shall authorize and permit Lessor to take possession of any available drill core, pulps, chips, or cuttings obtained from the Property.  Boundaries makes no representation or warranty, expressed or implied, as to the accuracy of any information or data made available to Lessor hereunder or to the fitness or suitability of such information or data for any purpose.

          27.        If Boundaries defaults in any of its obligations hereunder, Lessor may give Boundaries written notice thereof and specify the default or defaults relied on.  If Boundaries has not begun to cure such default within a reasonable time after receipt of such notice (which shall not, in any case, be less than 30 days) , Lessor may terminate this Agreement by written notice to Boundaries; provided that if Boundaries shall dispute that any default has occurred, the matter shall be determined by litigation in a court of competent jurisdiction, and if it is found to be in default hereunder, Boundaries shall have a reasonable time (which in any case shall not be less than 60 days from receipt by Boundaries of notice of entry of final judgement adverse to Boundaries) to cure such default, and if so cured, Lessor shall have no right to terminate this Agreement by reason of such default.  However, in the event the claim of default is failure to make annual payments when due, Boundaries shall cure such payment default within 30 days after notice of default is given, or else this Agreement will terminate.

28.     The terms of this Agreement may be extended or the Agreement terminated in the case of an event of force majeure in accordance with the following:

a.) The term of this Agreement shall be extended by any event of force majeure, and the obligations of Boundaries under this Agreement, except for the payment of money, shall be suspended and Boundaries shall not be deemed in default or liable for damages or other remedies while Boundaries is prevented from complying therewith by force majeure.  For purposes of this agreement, force majeure shall include, but not be limited to: acts of God; the elements; acts of War, insurrection, riots or terrorism; strikes, lockouts and other labor disputes; inability to obtain necessary materials or obtain permits, approvals or consents; damage to, destruction or unavoidable shutdown of necessary facilities or equipment; acts or failures to act on the part of local, state, federal or foreign governmental agencies or courts, or of Indian tribes; or any other matters (whether or not similar to those mentioned above, and whether foreseeable or unforeseeable) beyond Boundaries ‘reasonable control; provided, however, that settlement of strikes, lockouts and other labor disputes shall be entirely within the discretion of Boundaries; and provided further that Boundaries shall promptly notify other parties to this Agreement and shall exercise diligence in an effort to remove or overcome the cause of such inability to comply.

b.) In entering into this Agreement, the parties assume that Boundaries’ access to the Property is and will continue to be unrestricted.  Boundaries’ reasonable belief that the actions or inactions of any local, state or federal governmental agency or court, of any Indian tribe, or of any officer or official acting under color of governmental authority, might prevent or impede access to the Property, or otherwise limit Boundaries’ ability to operate thereon, shall be considered an event of force majeure for purposes of this Agreement, and shall be referred to as an "access force majeure.   If an access force majeure occurs, Boundaries shall have the right either: 1.) To suspend this Agreement for a period not to exceed two years, without payment or penalty, while the access force majeure is in effect, provided, however, that Boundaries shall resume operations on the Property within a reasonable time after access to the Property is no longer restricted, and further provided that Boundaries shall perform assessment work on the Property during such period of suspension to the extent required by Section 6 herein unless Boundaries is prevented by such access force majeure from performing such assessment work; or 2.) To terminate this Agreement, without payment or penalty, if in Boundaries’ sole discretion the Property shall be inaccessible or otherwise unavailable for exploration during the current or subsequent field season.  In determining "reasonableness," Boundaries’ shall be under no duty to contest the governmental agency or court action or inaction by protest, petition, appeal or any other means.

29.        In case of termination of this Agreement under the terms hereof or for any cause, Boundaries shall have no liability or obligation hereunder except for those, including reclamation obligations, already accrued at such date of termination.  Upon such termination, Boundaries shall surrender the Property to Lessor, and upon his request shall deliver to him a written instrument in further evidence of such termination, in appropriate form for recording.  Boundaries shall have the right but not the obligation, to remove from the Property all property belonging to or installed by it, including but not limited to machinery; equipment; buildings; structures; fixtures; ores, waste, and other materials; and concentrated products of ores or other materials.

30.        Changes in the Lessorship of the Property or the rights to receive royalties hereunder occurring after delivery of this Agreement shall not be binding upon Boundaries until it shall receive written notice of such change, signed by Lessor, together with a certified copy or photographic copy of the recorded documents reflecting such change.  No change or division in the Lessorship of the Property, mineral interests or royalties hereafter accomplished shall operate to enlarge the obligations or diminish the rights of Boundaries hereunder.

31.        All notices hereunder shall be in writing and may be delivered by certified mail, and such mailing thereof shall be deemed the act of giving of notice.  Such mailed notices shall be addressed to Lessor as follows:

Scoonover, Inc.

P.O. Box 2021

Elko, Nevada 89803

Attn: E.L. Hunsaker III

And to Boundaries as follows:

Boundaries Capital, Inc

1205-789 West Pender Street

Vancouver, B.C.

Attention: Conrad Clemiss

32.        "Lessor" as used herein includes the plural, if there is more than one, and reference to the Lessor in one gender includes the other and the plural when appropriate.

33.        Upon request, Lessor shall execute a Memorandum of Mining Lease and Agreement covering the Property for purposes of recording.

1.

The rights and obligations of Lessor and Boundaries may

this Agreement, in whole or in part, shall, to the extent of such assignment, relieve and discharge Boundaries of its obligations hereunder.

2.

This agreement may be signed in counterpart.

3.

Boundaries shall have the right to terminate this lease in its entirety at any time by giving written notice thereof to Scoonover at least thirty (30) days in advance of the effective date of termination.

IN WITNESS WHEREOF, the parties have executed this mining Lease and Agreement as of the day and year first above written.

LESSOR:

Scoonover Exploration, a Limited Liability Company

By: /s/ E.L. Hunsaker III

Name: E.L. Hunsaker III

Title: Managing Member

STATE OF NEVADA

CITY & COUNTY OF ELKO

On   the 25 day of September, 2003,  E.L. Hunsaker III, personally appeared before me, a Notary Public, E.L. Hunsaker III personally known or proved to me to be the person whose name is subscribed to the above instrument who acknowledged to me that he executed the above instrument.

                                                                         /s/ Christine Mallory

Notary Public

My Commission Expires:

March 15, 2005

LESSEE

Boundaries Capital, Inc.

By: _/s/ Graeme Sewell________

On   the 29 day of September, 2003,  Graeme Sewell, personally appeared before me, a Notary Public, Graeme Sewell personally known or proved to me to be the person whose name is subscribed to the above instrument who acknowledged to me that he executed the above instrument.

                                                                        /s/ Elaine Tara McCormmack

Notary Public

My Commission Expires:

 No expiry

MEMORANDUM OF MINING LEASE AND AGREEMENT

Recorders Stamp

NOTICE IS HEREBY GIVEN that Scoonover Exploration LLC (hereinafter called "Lessor") and Boundaries Capital, Inc.  (hereinafter called " Boundaries "), as lessee, have entered into a Mining Lease and Agreement dated as of September 25th, 2003 covering certain rights in and to those certain unpatented mining claims described in Exhibit "A"  hereto (the "Properties").

Said Mining Lease and Agreement, in consideration of the royalty referred to below and other covenants and agreements set forth therein, provides that Lessor has leased to Boundaries all of Lessor's right, title and interest in and to the Properties.

Further, said Mining Lease and Agreement reserves to Lessor a royalty from the production of any and all metals, ores, minerals, mineral substances and materials of all kinds in, under, upon and that may be produced from the Properties.

Copies of said Mining Lease and Agreement are in the possession of Scoonover to the attention of Scoonover Exploration, LLC, , Inc., P.O. Box 2021, Elko, Nevada 89803, and Boundaries to the attention of Conrad Clemiss, Director Boundaries Capital, Inc.

IN WITNESS WHEREOF, this Memorandum of Mining Lease and Agreement has been executed as of the date first above written.

LESSOR:Scoonover Exploration, a Limited Liability Corporation

By:  /s/ E. L. Hunsaker III

Name: E.L. Hunsaker III

Title: Managing Member

STATE OF NEVADA

CITY & COUNTY OF ELKO

On   the 25th day of September, 2003,  E.L. Hunsaker III,personally appeared before me, a Notary Public, E.L. Hunsaker III personally known or proved to me to be the person whose name is subscribed to the above instrument who acknowledged to me that he executed the above instrument.

                                                                        /s/ Christine Mallory

Notary Public

My Commission Expires:

 March 15, 2005

LESSEE : Boundaries Capital, Inc.

Graeme Sewell , Director

By:   /s/ Graeme Sewell

Name: _Graeme Sewell_____________

On   the 29th day of September, 2003,  Graeme Sewell, personally appeared before me, a Notary Public, Graeme Sewell personally known or proved to me to be the person whose name is subscribed to the above instrument who acknowledged to me that he executed the above instrument.

                                                                        /s/ Elaine Tara McCormack

Notary Public

My Commission Expires:

No expiry

EXHIBIT A

Property

Those certain unpatented lode mining claims located in:

Sections 1, 2, 11, 12, and 14; Township 33 North, Range 36 East, Pershing County, Nevada, more particularly described as follows:

CLAIM NAME

BLM SERIAL NUMBER

Black Hole #1

NMC123920

Black Hole #2

NMC123921

Monroe #1

NMC123922

Monroe #2

NMC123923

Monroe #8

NMC123924

M.M. 1

NMC463692

M.M. 2

NMC463693

M.M. 3

NMC463699

Nevada 1

NMC123909

Nevada 2

NMC123910

Nevada 3

NMC123911

Nevada 4

NMC123912

Nevada 5

NMC123913

Gus 106

NMC810314

Gus 107

NMC810315

Gus 108

NMC810316

Gus 109

NMC810317

Gus 1

NMC854938

Gus 2

NMC854939

Gus 3

NMC854940

Gus 4

NMC854941

Gus 5

NMC854942

Gus 6

NMC854943

Gus 7

NMC854944

Gus 8

NMC854945

Gus 9

NMC854946

Those certain patented mining claims located in:

Township 33 North, Range 36 East, Pershing County, Nevada, more particularly described as follows:

Lang Syne Patent

Patent # 2502

Mineral Survey 37A

Parcel 088-0101-36 Lot #3713

Mill Site

Patent #2502

Mineral Survey 37B

Parcel 088-0101-36 Lot #3713

Sec 2
Sec 1
Nevada 1-5
(3% NSR)
Mill Site
(4% NSR)
Lang Syne Patent
(4% NSR)
Gus 1-10
(2% NSR)
Sec 11
Sec 12
Monroe 1-3
Blackhole 1 & 2
(3% NSR)
M.M. 1, 2, 8
(3% NSR)
Sec 14
Gus 106-109
(2% NSR)
Sec 13
0 500 1000 1500 Feet

Exhibit B

Scoonover Exploration LLC
Dun Glen Project - Land Map
Pershing County, Nevada
T33N R36E MDM
Sections 1, 2, 11, 12, and 14